FINAL May 21

MASTER DISTRIBUTION AGREEMENT

as of 21 May 2009

between	ESK Ceramics GmbH & Co. KG
Max-Schaidhauf-Strasse 25
87437 Kempten
Germany

- hereinafter referred to as "ESK" -

and	Tiger-Tight Corp.
2200 Arthur Kill Road
Staten Island, New York 10309

- hereinafter referred to as "DISTRIBUTOR" -

Registered Office: Kempten, Germany
Local Court: Kempten HRA 8154
Executive Board / General Partner
ESK Ceramics Geschäftsführungs GmbH
Local Court: Kempten HRB 8408
Executive Board:
Dr. Peter Hartl
Clemens Kippes

Table Of Contents
PREAMBLE	4
1.	SUBJECT OF THE AGREEMENT - APPOINTMENT	4
2.	TERRITORY	5
3.	JOINT EFFORTS	5

3.1.	Product Specifications	5
3.2.	Product Line Expansion	5
3.3.	Exclusive Distribution	6
3.4.	Prompt Reporting	6

4.	CONFIDENTIALITY	6
5.	OPERATING REQUIREMENTS / PERFORMANCE	6

5.1.	Offices and Staffing	6
5.2.	Sales Plan	6
5.3.	Stock Plan	7

6.	SALES & MARKETING REQUIREMENTS AND FORECASTED PURCHASES	7

6.1	Proactive Sales and Marketing	7
6.2	Promotional Literature	7
6.3	Product Knowledge	7
6.4	Sales Calls	7
6.5	Lower Tier DISTRIBUTOR	8
6.6	Annual Purchase Forecast	8
6.7	Disparaging Remarks	8
6.8	Reports	8
6.9	Compliance with Applicable Statutes	8

7.	PRICE, TERMS AND CONDITIONS OF SALE	8

7.1	Price and Availability Schedule	8
7.2	Terms and Conditions	9

8.	CREDIT AND FINANCIAL REQUIREMENTS	9

8.1	Payment Terms	9
8.2	Financial Condition	9
8.3	Product Shortages	10
8.4	Payment of Invoices	10
8.5	Remedies for Late Payment	10
8.6	Dispute Resolution under this Agreement	10
8.7	Product that Fails to Satisfy Product Specification	10

9.	ORDERS AND SHIPMENTS	10

9.1	Acknowledgement of Orders	10
9.2	Shipments	11
9.3	Limitation of Liability	11
9.4	DISTRIBUTOR’s Right to Refuse	11

10.	PRODUCT WARRANTY AND DISCLAIMER	11

10.1	Product Warranty	11
10.2	Warranty Disclaimer	11
10.3	Limitation of DISTRIBUTOR Authority to Bind ESK	12

11.	CHANGES IN PRODUCTS AND PARTS	12

12.	PRODUCT RETURNS	12
13.	PROMOTIONAL FUNDS	12
14.	INTELLECTUAL PROPERTY	12

14.1	Ownership
14.2	Use of Intellectual Property	12
14.3	Protection of Intellectual Property	12
14.4	Branding	13

15.	DURATION OF AGREEMENT/TERMINATION	13

15.1	Initial Term and Automatic Extensions	13
15.2	Advance Written Notice to Terminate Agreement	13
15.3	Special Termination Right	13
15.4	Termination for Cause	13
15.5	Limitation of Liability for Exercising Termination	14
15.6	DISTRIBUTOR’s Obligation to Pay for Delivered Purchase Orders	14
15.7	Return of Marketing Materials relating to the PRODUCT	14

16.	FORCE MAJEURE AND CONSEQUENTIAL DAMAGES	14

16.1	Valid Excuses for failure to perform	14
16.2	Limitation for Indirect Damages	15
16.3	Indemnification of Distributor	15
16.4	Indemnification of ESK	15

17.	RELATIONSHIP OF THE PARTIES	15
18.	ASSIGNMENT	16
19.	WAIVER	16
20.	NOTICES	16
21.	PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS	16
22.	EXECUTION OF AGREEMENT	17
23.	SEVERABILITY	17
24.	ENTIRE AGREEMENT	17
25.	COUNTERPARTS	17
26.	APPLICABLE LAW, FORUM FOR DISPUTES AND CONSENT TO JURISDICTION	17

APPENDIX 1	19
APPENDIX 2	19
APPENDIX 3	19
APPENDIX 4	19

Preamble

WHEREAS, ESK develops and manufactures ceramic powders and surface technologies among its other activities; and

WHEREAS, ESK has developed a proprietary surface coating and the processes to apply it (the “PROCESS“) and ESK has been producing and marketing washers and shims thinner than 0,8 mm which are equipped with this surface coating for use to prevent joint relaxation.

WHEREAS, ESK seeks to also produce and market washers and shims which are 0,8 mm or more than 0,8 mm thick and which are equipped with this surface coating for use to prevent joint relaxation (the “PRODUCTS”). For the avoidance of doubt, washers and shims thinner than 0,8 mm shall not initially be considered to be PRODUCTS. Customized geometries can be added to appendix 1 of the existing agreement as PRODUCTS upon mutual agreement of the Parties. ESK will then submit a pricing and availability schedule upon request within 10 working days.

WHEREAS, ESK wishes to co-operate with DISTRIBUTOR to enhance the promotion and distribution of the PRODUCTS and providing services and ancillary support to enhance the adoption and utilization of the PRODUCTS in the TERRITORY, as defined hereinafter; and

WHEREAS, ESK and DISTRIBUTOR desire to co-operate in the exclusive joint delivery of goods and services and support to the above markets.  ESK and DISTRIBUTOR desire to combine their respective expertise, capabilities and services in the areas of marketing, sales, distribution and technical support; and

WHEREAS, DISTRIBUTOR, in furtherance of the foregoing, shall act as ESK’s Master DISTRIBUTOR in the TERRITORY in accordance with the terms of this Agreement.

THEREFORE, the parties hereto agree as follows:

1. SUBJECT OF THE AGREEMENT - APPOINTMENT

1.1.
Subject to Section 1.2 and effective 12 of May 2009 ESK hereby appoints DISTRIBUTOR as ESK’s sole Master DISTRIBUTOR, towards all industries and customers in the TERRITORY as defined in section 2 below and in Appendix 2 (hereinafter referred to as the “TERRITORY”) for the following:

1.1.1.	The PRODUCTS; and

1.1.2.	Providing services and ancillary support to enhance the adoption and utilization of the PRODUCTS.

1.1.3.	ESK and DISTRIBUTOR shall discuss an appropriate extension of the scope of the PRODUCTS encompassed by this Agreement.

For the avoidance of doubt, ESK retains the exclusive right to produce and sell washers and shims which are up to 0,8mm thick and equipped with the proprietary surface coating for use to prevent joint relaxation. This Agreement shall not grant to the DISTRIBUTOR the right to market washers and shims of such size, unless the Parties agree to add them to Appendix 1.

1.2.	DISTRIBUTOR’s appointment as ESK’s Master DISTRIBUTOR for the PRODUCTS as stipulated in Section 1.1 shall be exclusive in the TERRITORY.

1.2.1.
DISTRIBUTOR is authorized to appoint sales representatives and lower tier distributors to distribute and support the PRODUCTS within the TERRITORY.  The terms of any such appointment shall be subject to the same sales restrictions as contained in this agreement and otherwise as determined by DISTRIBUTOR.

1.2.2.	During the period of this Agreement, ESK shall neither appoint nor permit the distribution of PRODUCTS in the TERRITORY other than through DISTRIBUTOR.
1.2.3.	Nothing contained herein shall serve to limit ESK’s sales or marketing activities in any manner in any other TERRITORY not so designated herein.

1.3.	DISTRIBUTOR is not entitled to act as a legal representative of ESK.

1.4.	DISTRIBUTOR is entitled to call itself “Dealer” or “DISTRIBUTOR” of ESK with respect to the PRODUCTS in the TERRITORY during the term of the Distribution Agreement.

1.5.	DISTRIBUTOR’s appointment hereunder shall be limited to the PRODUCT listing set forth in Appendix 1 of this Agreement, as modified from time to time by mutual written agreement of the parties.

1.6.	DISTRIBUTOR shall purchase the PRODUCTS from either ESK, ESK affiliates or from third parties named by ESK. DISTRIBUTOR shall sell said PRODUCTS on its own account in the TERRITORY.

1.7.
The parties agree that the PRODUCTS shall be introduced progressively in the market, depending on the demand and taking into account the costs for tools and production. The parties will jointly select the PRODUCTS to be produced and marketed.

2.             TERRITORY

2.1.	The right to distribute refers to the TERRITORY as described in Appendix 2.

2.2.
A customer within the TERRITORY may purchase through the DISTRIBUTOR for use outside the TERRITORY.  DISTRIBUTOR shall not distribute ESK PRODUCTS to any buyer outside the TERRITORY with no contacts within the TERRITORY without the prior written approval of ESK, which shall not be unreasonably withheld.

3.            JOINT EFFORTS
3.1.	Product Specifications

ESK and DISTRIBUTOR shall work jointly to develop and maintain Product Specifications which will establish the accepted and required product dimensions, materials and performance capabilities.

3.2.	Product Line Expansion

ESK and DISTRIBUTOR shall inform each other regarding new product opportunities either requested by customers in the TERRITORY or being requested or produced for customers outside the TERRITORY and shall collaborate to evaluate the opportunity and meet the demand for product line expansion and to assure that DISTRIBUTOR is aware of the opportunities available in the new products.

3.3.	Exclusive Distribution

In return for the rights granted by ESK to DISTRIBUTOR in Section 1.2, DISTRIBUTOR shall not, during the term of this Agreement, distribute any washers or shims in the TERRITORY of identical or similar self locking performance which compete directly with the PRODUCTS.

3.4.	Prompt Reporting

DISTRIBUTOR shall advise ESK promptly in the event that DISTRIBUTOR becomes aware of any competitive information that would impact the PRODUCT line either positively or negatively including, but not limited to, actions of competitors, desires of customers, and charges, complaints or claims concerning ESK or ESK PRODUCTS by DISTRIBUTOR’s lower tier distributors, customers or others.

4.             CONFIDENTIALITY

ESK and DISTRIBUTOR shall maintain the confidentiality of all commercial and technical information and knowledge acquired under this Agreement and shall not use such information for any non-contractual purpose, nor pass it on to third parties, without previously obtaining the other Party’s express permission in writing.   Such secrecy obligation shall survive the term of this Agreement for a period of 5 (five) years.

5.     OPERATING REQUIREMENTS / PERFORMANCE

5.1.	Offices and Staffing

DISTRIBUTOR shall develop and appropriately service the TERRITORY either directly or through its relationship with its sales representatives and/or lower tier distributors and maintain an office(s), which shall be open and staffed adequately during normal business hours.

5.2.	Sales Plan

The Sales Plan attached as Appendix 3 shall apply. The Sales plan also stipulates a one time start up support payment to be made by ESK to DISTRIBUTOR and to be used by DISTRIBUTOR to market the PRODUCTS. The minimum volume of PRODUCTS to be taken by DISTRIBUTOR per order is defined in the Price and Availability Schedule (Appendix 4).  Based on this Sales Plan and on market acceptance of the PRODUCTS, the DISTRIBUTOR will, subject to budgetary constraints, assign and maintain a sufficient number of sales representatives and lower tier DISTRIBUTORs to cover the needs of the market based on market acceptance of the product and to facilitate continued market growth. The one time start up support payment is intended to be used for promotional purposes to be mutually agreed upon by the parties. DISTRIBUTOR is obligated to provide documentation of all expenditures.

ESK will gradually pay the one time start up support payment after its receipt and approval of the provided documentation of all expenditures.

5.3.	Stock Plan

5.3.1.	DISTRIBUTOR shall order for delivery sufficient stock to meet contemplated sales requirements in a way which will adequately service the demand in the TERRITORY.

5.3.2.	Based on the Sales Plan, ESK shall maintain a sufficient initial stocking of products to enable DISTRIBUTOR to meet anticipated demand

6.             SALES & MARKETING REQUIREMENTS AND FORECASTED PURCHASES

6.1           Proactive Sales and Marketing

Pursuant to the Sales Plan, DISTRIBUTOR agrees to engage actively in marketing, advertising and promotional efforts, provide customer services and aggressively market the PRODUCTS in the TERRITORY.  DISTRIBUTOR consistently shall encourage the purchase of the PRODUCTS by its lower tier DISTRIBUTORs and customers, and at all times shall represent the PRODUCTS fairly in comparison with competitive PRODUCTS from other suppliers.

6.2   Promotional Literature

DISTRIBUTOR shall and shall encourage its lower tier DISTRIBUTORs to engage in promotional efforts with respect to the PRODUCTS, and shall assist such efforts in their planning and executing a merchandising strategy.  DISTRIBUTOR additionally shall provide its lower tier DISTRIBUTORs, on a continuing basis, with any literature or other promotional/merchandising materials. ESK will provide DISTRIBUTOR with information on initial testing such as torque tension values, Erichsen test rig friction results, Junkers test performance results, quality figures from 10 years of marketing similar products in the general industry and automotive industry. Further, ESK will support DISTRIBUTOR with technical expertise and literature available to support the marketing material.

6.3   Product Knowledge

All of DISTRIBUTOR’s sales representatives shall be knowledgeable concerning ESK PRODUCTS and their specifications, features and product benefits.  ESK shall provide DISTRIBUTOR with information and technical support regarding the PRODUCTS and support which may be necessary to impart such knowledge, and ESK shall support, and participate in, an initial product education program, which DISTRIBUTOR will establish.  In turn DISTRIBUTOR’s sales representatives shall conduct training of DISTRIBUTOR’s lower tier DISTRIBUTORs and/or customers, which may be necessary to enable them to promote and sell and use ESK PRODUCTS properly.

6.4   Sales Calls

As part of the Sales Plan, DISTRIBUTOR’s sales representatives shall call on prospective and existing lower tier DISTRIBUTORs throughout the territory on a pre-determined basis in order to effectively assign, train and motivate lower tier technical and sales personnel to service the TERRITORY.  Sales calls by DISTRIBUTOR’s sales representatives shall be to inform lower tier distributors of current distribution programs or promotions, pricing updates, and to promote continued sales training and product knowledge.

6.5   Lower Tier DISTRIBUTOR

DISTRIBUTOR shall encourage its lower tier distributors to engage in promotional efforts with respect to the PRODUCTS, and shall assist in their planning and execution of such efforts.

6.6   Annual Purchase Forecast

DISTRIBUTOR agrees to establish good faith 12 month rolling purchase forecasts of the items set forth in the then listed PRODUCTS.

6.7   Disparaging Remarks

DISTRIBUTOR shall refrain from making any false, misleading or disparaging representations or statements with respect to ESK or the PRODUCTS or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of ESK or the PRODUCTS. DISTRIBUTOR shall make no representations with respect to ESK Product specifications, features or benefits, except such as may be approved in writing or published by ESK. Likewise, ESK shall refrain from making any false, misleading or disparaging representations or statements with respect to DISTRIBUTOR or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of DISTRIBUTOR.  ESK shall make no representations with respect to DISTRIBUTOR except such as may be approved in writing or published by DISTRIBUTOR.

6.8   Reports

DISTRIBUTOR always keeps ESK fully informed in detail, to its knowledge, about his activity, the market conditions, technical developments, government regulations and other factors likely to affect the marketing of the PRODUCTS in the TERRITORY. The frequency and form of such reports is determined by DISTRIBUTOR in agreement with ESK. DISTRIBUTOR will submit to ESK at least the following information:
-	quarterly report (figures) detailed by product and quantity.
Similarly, ESK shall keep DISTRIBUTOR fully informed in detail, to its knowledge, about the market conditions, technical developments, government regulations and other factors likely to affect the marketing of the PRODUCTS in the Territory.

6.9   Compliance with Applicable Statutes

To the extent not otherwise required herein, DISTRIBUTOR shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder to its customers, sub-distributors, and in any of its dealings with ESK PRODUCTS.

7.             PRICE, TERMS AND CONDITIONS OF SALE

7.1   Price  and Availability Schedule

The Confidential Master DISTRIBUTOR Price and Availability Schedule attached as Appendix 4 shall be applicable to the PRODUCTS (hereinafter called the “SCHEDULE”). The prices and lead times for the PRODUCTS shall be those set forth in the SCHEDULE and in any supplementary or replacement Schedules.  Prices shall be C.I.F. Staten Island, NY USA.  ESK shall have the right to reduce or increase prices to DISTRIBUTOR at any time; provided, however ESK must provide a 90-day written notice of price increases or increases in lead times to DISTRIBUTOR.  When a new SCHEDULE is issued to DISTRIBUTOR by ESK it shall become a part of this Agreement automatically as of the effective date stated thereon, and shall supersede all prior SCHEDULES.  Any and all terms and conditions of sale which are contained in the SCHEDULE and in any supplementary or replacement SCHEDULES shall be considered integral parts of this Agreement.  Such SCHEDULE shall be held separately from the agreement to maintain confidentiality.

7.2           Terms and Conditions

All deliveries of PRODUCTS are governed by this Agreement and ESK’s General Conditions of Sale as well as by special conditions agreed upon for individual transactions.  In case of any discrepancies between this Agreement and ESK’s General Conditions of Sale, the terms of this Agreement prevail.

8.             CREDIT AND FINANCIAL REQUIREMENTS

8.1   Payment Terms

DISTRIBUTOR’s payment terms shall be Net 45 days for PRODUCTS that ESK ships to DISTRIBUTOR pursuant to DISTRIBUTOR’s orders.  All shipments shall be made C.I.F. Staten Island NY, or to any other destination that DISTRIBUTOR indicates for delivery.

8.2   Financial Condition

DISTRIBUTOR represents and warrants to ESK that DISTRIBUTOR is and shall be, throughout the term hereof, in a good and substantial financial condition, and is and shall be able to pay all ESK invoices when due.  DISTRIBUTOR shall, from time to time, furnish any financial statements or additional information as may reasonably be requested by ESK to enable ESK to determine DISTRIBUTOR’s financial condition.  ESK may from time to time, at its sole discretion, determine whether to extend additional credit to DISTRIBUTOR, and the limits of any such credit.  ESK shall have the right to change its published payment or other financial requirements with a 90-day written notice.  ESK represents and warrants to DISTRIBUTOR that ESK is and shall be, throughout the term hereof, in a good and substantial financial condition, and is and shall be able to deliver Product in a timely fashion.  ESK shall, from time to time, furnish any publicly available financial statements to enable DISTRIBUTOR to determine ESK’s financial condition; such statements are currently available via the website www.ceradyne.com.

8.3   Product Shortages

In the event of Product shortages that are caused by a force majeure, ESK shall have the right to allocate available supply among its customers on a case-by-case basis, in a manner deemed equitable by ESK under the   particular circumstances, giving preference to DISTRIBUTOR.

8.4           Payment of Invoices

Sales will be made on the payment terms in effect at the time that an order is accepted, and DISTRIBUTOR shall pay all invoices when due.  No payment by DISTRIBUTOR to ESK of any lesser amount than that due to ESK shall be deemed to be other than payment on account, and no endorsement or statement on any check or in any letter or other writing accompanying any check or other payment shall be deemed an accord and satisfaction.  ESK may accept any partial payment without waiving its rights to recover any remaining balance.

8.5           Remedies for Late Payment

If: (a) DISTRIBUTOR has not complied with the payment terms indicated above without justification; (b) ESK has provided written notice of such non-compliance with a fair opportunity to cure; and (c) DISTRIBUTOR has not timely cured or otherwise failed to take good faith steps to cure, ESK shall have the right to cancel or delay shipments of any accepted orders or to stop any shipments in transit, in addition to any other rights and remedies provided in this Agreement or in any Security Agreement(s) between the parties or by applicable law.

8.6           Dispute Resolution under this Agreement

In the event of any dispute resolution proceeding under this Agreement, the winning party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the proceeding, as part of the award against the losing party.

8.7   Product that Fails to Satisfy Product Specification

DISTRIBUTOR has the right to offset any payment obligations to ESK for any Product that fails to satisfy the Product Specification in addition to all other rights and remedies, provided such product is returned to ESK or otherwise disposed of as directed by ESK.

9.             ORDERS AND SHIPMENTS

9.1   Acknowledgement of Orders

DISTRIBUTOR shall place all orders for PRODUCTS with ESK at its address first written above, directed to the attention of Customer Support. ESK shall acknowledge orders within one business day.

9.2   Shipments

ESK shall ship in accordance with the lead times on the Price and Availability Schedule in effect at the time of placement of the orders or such other lead times as may be mutually agreed upon by the parties for a particular order.
In the event the item would not be delivered to DISTRIBUTOR in a timely fashion if shipped by ship/truck; ESK shall ship the item by Air.
9.3   Limitation of Liability

ESK IN NO EVENT SHALL BE LIABLE TO DISTRIBUTOR FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHERWISE, BECAUSE OF ANY FAILURE TO FILL ORDERS, DELAYS IN SHIPMENT OR DELIVERY, OR ANY ERROR IN THE FILLING OF ORDERS, IF THE CAUSE THEREOF WAS NOT REASONABLY FORSEEABLE OR OTHERWISE BEYOND ESK’S CONTROL.

9.4   DISTRIBUTOR’s Right to Refuse

ESK shall at all times deliver PRODUCTS in conformity with the Product Specifications as mutually agreed upon and then in effect.  DISTRIBUTOR has the right to refuse or decline and return or otherwise dispose of, and return at ESK’s expense, any order which does not conform with the Product Specifications in addition to any other remedies DISTRIBUTOR may have by law or in equity.

10.   PRODUCT WARRANTY AND DISCLAIMER

10.1         Product Warranty

ESK warrants to DISTRIBUTOR that each PRODUCT shall conform to the Product Specifications at the time of delivery.  If any ESK PRODUCTS exhibit defects due to the fault of ESK upon delivery to DISTRIBUTOR, DISTRIBUTOR shall so notify ESK in writing and ESK shall, at its option, repair or replace same in accordance with procedures concerning defective PRODUCTS in effect from time to time.  The only express warranty made by ESK with respect to the PRODUCTS is the warranty set forth herein.

10.2         Warranty Disclaimer
THE PRODUCT WARRANTY SET FORTH IN SECTION 10.1 IS THE ONLY WARRANTY GIVEN TO DISTRIBUTOR BY ESK FOR THE PRODUCTS, AND ESK HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OF THE PRODUCTS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.3         Limitation of DISTRIBUTOR Authority to BindESK

DISTRIBUTOR shall have no authority to bind ESK to any warranties or other obligations or liabilities with respect to any PRODUCTS beyond those that are set forth in this Agreement.

11.   CHANGES IN PRODUCTS AND PARTS

Unless otherwise provided by applicable law, and upon mutual agreement of ESK and DISTRIBUTOR, ESK may change the design of any of the PRODUCTS.  ESK new product versions, or new product launches by ESK, that result from such modifications shall be incorporated within this Agreement, with suitable changes to the Product Specifications.  ESK shall upon at least three months written notice to DISTRIBUTOR have the right to discontinue parts (“discontinued PRODUCTS“).  If DISTRIBUTOR has already directly or indirectly through its distribution chain entered into a sales contract for such PRODUCT or has made a binding commitment for delivery of the PRODUCT, upon receipt of the written notification of discontinuance, DISTRIBUTOR shall inform ESK about it immediately, and ESK shall sell DISTRIBUTOR the number of the parts under such sales contract or commitment.  Thereafter ESK shall have no liability to DISTRIBUTOR for failure to furnish PRODUCTS of the model, design or type of discontinued PRODUCTS.

12.   PRODUCT RETURNS

DISTRIBUTOR shall not return any PRODUCTS delivered to DISTRIBUTOR without prior written authorization from ESK.  All PRODUCTS returned by DISTRIBUTOR to ESK for any reason shall be shipped prepaid, and shall be shipped in suitable packing.  ESK shall have no obligation to accept unauthorized returns of PRODUCTS.  All unauthorized returns shall be subject to a handling charge due to ESK from the DISTRIBUTOR of ten percent (10%) of the then prevailing invoice price of such returned item(s) plus freight, insurance or similar charges previously paid or incurred by ESK in connection with shipment, unless the reason for return is a failure of the Product to meet the Product Specification.  If the PRODUCT is returned for failure of the Product to meet the Product Specification, the DISTRIBUTOR shall be credited for the shipping fees, if any, and, if the PRODUCT is not replaced, the cost of the returned PRODUCT.

13.   PROMOTIONAL FUNDS

In addition to the one time start up support payment, ESK, at its option, may elect to afford promotional funds to DISTRIBUTOR, in accordance with such programs and terms as ESK may establish from time to time.  ESK may cease offering or may modify any such programs at any time, at its sole discretion.

14.   INTELLECTUAL PROPERTY

14.1         Ownership

DISTRIBUTOR acknowledges the exclusive ownership by ESK or ESK’s parent, subsidiaries or affiliates of all trademarks, trade names, trade dress, copyrights, patents and trade secrets utilized worldwide in connection with ESK PRODUCTS (hereinafter called collectively, “ESK Intellectual Property”).  DISTRIBUTOR does not have and shall not acquire by virtue of this Agreement, any rights in or to ESK Intellectual Property.

14.2         Use of Intellectural Property

DISTRIBUTOR further shall refrain from affixing any ESK Intellectual Property to products other than the appropriate ESK PRODUCTS.  DISTRIBUTOR shall also refrain from utilizing any ESK Intellectual Property (or any confusingly similar intellectual property ) in DISTRIBUTOR’s corporate or business name without the express written consent of ESK.

14.3         Protection of Intellectual Property

DISTRIBUTOR shall assist ESK in protecting the interests of ESK with regard to the Intellectual Property which is involved with this Agreement.  DISTRIBUTOR shall promptly notify ESK of any actual or potential infringement of such rights or interests to which DISTRIBUTOR becomes aware and shall assist ESK as appropriate in any action taken by ESK to terminate and obtain appropriate redress for the infringement.

14.4         Branding

DISTRIBUTOR shall distribute the PRODUCTS under its own private label. DISTRIBUTOR shall have no right to use the ESK brand or any other trademarks of ESK for the PRODUCTS, provided that DISTRIBUTOR may indicate, for marketing purposes, that the PRODUCTS are manufactured by ESK.

15.           DURATION OF AGREEMENT/TERMINATION

15.1         Initial Term and Automatic Extensions

The initial term of this Agreement shall be from the date hereof through the last day of December 2014 and shall be automatically extended for additional five-year terms upon the expiration of the initial term or any extension term, unless either party has exercised its termination or non-extension rights pursuant to subsection 15.2.  Notwithstanding any other notice provision, Distributor shall at least 195 days and not more than 210 days prior to the last day of the initial, and each extension, period notify ESK by written notice, served personally or by certified mail, or any other then legal method of service under section 5-903 of Article 5 of the New York General Obligations Law or any successor section, of this automatic renewal provision in this Agreement.

15.2         Advance WrittenNotice to Terminate Agreement
Either party shall be entitled to refrain from extending the duration of this Agreement upon the expiration of the initial term or any extension term.  Any such non-extension or termination shall be at will, with or without cause, provided that the non-extending or terminating party provides at least one hundred eighty (180) days advance written notice thereof to the other party.

15.3         Special Termination Right

ESK shall have the right to terminate this Agreement with at least one hundred eighty (180) days advance written notice in the event that the Sales Plan is not fulfilled by at least 50% in any calendar year. ESK may exercise this right within three months after the end of each calendar year in which the Sales Plan is not fulfilled.

15.4    Termination for Cause

Either party may terminate this Agreement for cause at any time during the Agreement initial or any extension term in the event of an Event of Default by the other.  An Event of Default is a material breach which remains uncured at the end of any cure period.  The cure period commences upon receipt of written notice from the terminating party notifying the breaching party of the material breach.

               The term Event of Default shall include, without limitation, any of the following:

a)
The party becomes insolvent, makes a general assignment for the benefit or creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, which is not dismissed within one hundred twenty (120) days, or has wound up or liquidated its business, voluntarily or

b)	Has commenced the liquidation of its business; or

c)	Fails to cure or take actions reasonably anticipated to lead to the cure of a material violation of the agreement ninety (90) days after notice of such violation from the other party.

15.5         Limitation of Liability for Exercising Termination

This Agreement is executed by both ESK and DISTRIBUTOR with full knowledge of the parties’ non-extension and termination rights hereunder.  Neither party shall be liable to the other for compensation, reimbursement for investments or expenses, lost profits, incidental or consequential damages, or damages of any other kind or character, because of any exercise of such rights.

15.6         DISTRIBUTOR's Obligation to Pay for Delivered Purchase Orders

Notwithstanding anything to the contrary contained herein, neither the non-extension nor the termination of this Agreement shall release DISTRIBUTOR from any obligation to pay any sums on guaranteed purchase orders of PRODUCTS shipped to and received by DISTRIBUTOR prior to the non-extension or termination of this Agreement.

15.7         Return of Marketing Materials relating to the PRODUCT

Upon termination of this Agreement DISTRIBUTOR shall promptly turn over to ESK all marketing materials regarding the PRODUCTS in its possession, provided, however, that DISTRIBUTOR shall have the right to keep such stock of marketing material which is needed by DISTRIBUTOR to market its remaining stock of the PRODUCTS after the termination comes into effect in the normal course of business.  Notice and termination of this Agreement shall not affect ongoing individual transactions between ESK and DISTRIBUTOR which are being carried out in execution of this Agreement.  In the event of termination of this Agreement, ESK shall continue to supply DISTRIBUTOR within the terms of its obligations so that DISTRIBUTOR can execute the transactions agreed with third parties until the notice of termination comes into effect in the normal course of business.  However, ESK is only obliged to the extent that DISTRIBUTOR does not have sufficient stock of the PRODUCTS to execute the said transactions.

16.           FORCE MAJEURE AND CONSEQUENTIAL DAMAGES

Apart from any specific provisions in this Agreement excusing either party’s performance or limiting its liability:

16.1         Valid Excuses for failure to perform

Either party shall be excused from any failure or delay in performance (except for obligations of DISTRIBUTOR to make payments due hereunder) if such failure or delay is due to inability to obtain raw materials from usual sources of supply, transit failure or delay, labor problems or disputes, governmental orders or restrictions, fire, flood, earthquake, or other acts of nature, accident, war, civil disturbances, or any other cause(s) beyond such party’s reasonable control.  In such event the affected party shall notify the other party promptly.  Such notification shall include a statement of the circumstances, commencement date and anticipated duration.  The rights and obligations of either party under this Agreement affected by such an event of force majeure shall be suspended only for the duration and to the extent of such event of force majeure, and once such event of force majeure ceases to exist, the rights and obligations of the parties shall continue in full force.

16.2     Limitation for Indirect Damages

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR (a) ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES IN CONNECTION WITH ANY MATTERS, INCLUDING NEGLIGENCE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE PRODUCTS, OR OTHERWISE RELATING TO THE BUSINESS RELATIONSHIP OF THE PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES BY THE OTHER, OR (b) ANY DIRECT DAMAGES IN AN AMOUNT EXCEEDING THE PURCHASE PRICE ACTUALLY PAID FOR THE PRODUCTS OUT OF WHICH THE LIABILITY AROSE; PROVIDED, HOWEVER, THAT NOTHING HEREIN IS INTENDED TO LIMIT DISTRIBUTOR’S OBLIGATION TO PAY FOR PRODUCTS.  BOTH PARTIES AGREE AND ACKNOWLEDGE THAT THIS AGREEMENT IS MADE BETWEEN LEGAL ENTITIES AND THAT LIABILITY, IF ANY, DOES NOT ATTACH TO ANY INDIVIDUAL MEMBER, OWNER, SHAREHOLDER, DIRECTOR OR OFFICER OF SUCH LEGAL ENTITY.

16.3         Indemnification of Distributor

ESK agrees to PROTECT, INDEMNIFY, AND SAVE DISTRIBUTOR HARMLESS from any and all claims of third parties (including all costs, legal fees, judgments and the like) resulting from statutory claims or findings of product liability including defects in workmanship of ESK Products, reduced solely and pro rata proportionally by the culpability, if any, determined to exist with DISTRIBUTOR.  ESK further agrees to PROTECT, INDEMNIFY, AND SAVE Distributor HARMLESS from any and all statutory claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of DISTRIBUTOR, and its sub distributors) asserted, received or sustained through or on account of (i) any default, act or omission of ESK, its employees or agents, (ii) any breach of this Agreement by ESK, or (iii) claims of any third party claiming under, by or through ESK, its employees or agents, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by DISTRIBUTOR in defending any such claim, demand, suit or action.

16.4         Indemnification of ESK

DISTRIBUTOR agrees to PROTECT, INDEMNIFY, AND SAVE ESK HARMLESS from any and all statutory claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of ESK) asserted, received or sustained through or on account of (i) any default, act or omission of DISTRIBUTOR, its employees or agents, (ii) any breach of this Agreement by DISTRIBUTOR, or (iii) claims of any third party claiming under, by or through DISTRIBUTOR, its employees or agents unless related to PRODUCTS, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by ESK in defending any such claim, demand, suit or action.

17.   RELATIONSHIP OF THE PARTIES

The relationship between ESK and DISTRIBUTOR is that of separate corporate entities.  Nothing stated in this Agreement shall be construed as creating any relationship between the parties as partners or as employer and employee, franchisor and franchisee, master and servant or principal and agent.  DISTRIBUTOR shall be deemed a separate corporate entity at all times, and shall have no express or implied right or authority to assume or create any obligation on behalf of ESK or to conclude contracts on behalf of ESK or otherwise to bind ESK.

18.   ASSIGNMENT

DISTRIBUTOR may assign this Agreement only to a parent, subsidiary or affiliated firm with ESK’s consent not to be unreasonably withheld. ESK may assign this Agreement only to a parent, subsidiary or affiliated firm, or to another entity in connection with the sale or other transfer of all or substantially all of its business assets, upon reasonable notice in advance thereof to DISTRIBUTOR. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

19.   WAIVER

The waiver by either party of any of its rights or any breaches of the other party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances.  All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

20.   NOTICES

All notices and demands of any kind, which either ESK or DISTRIBUTOR may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by an internationally recognized air express courier (Federal Express or equivalent) at the addresses set forth in this Agreement, or at such other addresses as may be designated hereafter by the parties in writing.  Notice by air express courier service shall be deemed complete upon the delivery date identified in the signed courier’s receipt.

21.   PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement.  The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neutral gender shall include the other genders.

22.          EXECUTION OF AGREEMENT

               This Agreement shall become effective only upon its execution by DISTRIBUTOR and ESK.

23.      SEVERABILITY

In the event that any of the provisions of this Agreement, or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be determined by a trier of fact to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.  Any such invalid or unenforceable provisions shall be replaced by provisions which are valid and enforeceable which best express the intent of the contracting parties.

24.   ENTIRE AGREEMENT

24.1
This Agreement, together with any other documents incorporated herein by reference, constitutes the entire agreement between the parties hereto pertaining in any manner to the subject matter hereof.  This Agreement has been drafted and agreed upon in the English language.  Unless otherwise agreed in writing, the English version prevails over all and any versions drafted in another language which may have been attached or signed and these versions are deemed as working translations only.  Each party to this Agreement acknowledges that no oral or written representations, inducements, promises or agreements have been made which are not embodied herein.  IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESSED PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.  Except as otherwise provided herein, any and all written or oral agreements heretofore existing between parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement.  Except as otherwise provided herein, this Agreement may not be modified, supplemented or amended, except by a written instrument signed by both parties.

24.2
Upon the other party’s request, the remaining party to this Agreement shall execute and deliver (or cause to be executed and delivered by other appropriate parties) any further agreements or other documents (which agreements or documents shall be in form and substance satisfactory to both parties) reasonably necessary or desirable to secure fulfilment of the obligations and intent of this Agreement.

25.   COUNTERPARTS

This Agreement can be executed in multiple counterparts, each of which shall be deemed an original enforceable agreement, but all of which together form the same agreement.

26.   APPLICABLE LAW, FORUM FOR DISPUTES AND CONSENT TO JURISDICTION

This Agreement shall be governed by the laws of the State of New York, without regard to the choice of law provisions of such state and excluding the United Nations Convention on Contracts for the International Sale of Goods.  The parties hereby undertake to use good faith efforts to settle all disputes arising under this Agreement.  Failing settlement, all disputes, including without limitation claims of breach of contract, fraud in the inducement and negligence, shall be referred to binding arbitration in New York, New York USA in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.  The decision of the arbitrator(s) shall be final and binding and may be enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year hereinabove written.

ESK Ceramics GmbH & Co.KG	Tiger-Tight Corp.

Kempten, May 29th, 2009	Staten Island, NY, 22 May 2009

By: Barbara Schaaf	By: Andrew Prince
Title: Vice President Sales and Marketing	Title: President and CEO

Dr. Thomas Jüngling President

Appendix 1:	PRODUCTS

Appendix 2:	TERRITORY

Appendix 3:	SALES PLAN (To be provided)

Appendix 4:	Price and Availability Schedule